EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES APPOINTS CHRISTOPHER N. JAPP

PRESIDENT OF DEL MEDICAL SYSTEMS GROUP

Mr. Japp To Lead Company's Strategic Global Sales Initiative

VALHALLA, NY - November 4, 2005 -- Del Global Technologies Corp. (DGTC) ("Del Global" or "the Company") today announced that medical device industry veteran Christopher N. Japp has been appointed president of the Company's Del Medical Systems Group subsidiary.

Mr. Japp will be responsible for the global operations of the Company's Del Medical Imaging subsidiary and its 80%owned Villa Sistemi Medicali ("Villa") subsidiary. Del Medical Imaging is the largest supplier of general purpose radiographic systems to independent distributors in North America. Villa, based in Milan and serving many international markets, is Italy's largest manufacturer of medical and dental X-ray imaging devices. Mr. Japp will report directly to Del Global's President and CEO, Walter F. Schneider, who previously held these positions.

Mr. Japp comes to Del Global from St. Jude Medical International, where he served as Vice President, Cardiac Surgery since 2003. During his tenure, he led efforts to increase international sales, broaden new business opportunities, and develop and implement sales incentive plans. From 1990 - 2003, he held positions of increasing responsibility at GE Healthcare, including management and sales positions in Canada, Tokyo, and Hong Kong. Mr. Japp was promoted to General Manager, CT (Computer Tomography) Advanced Applications Products in 2001.

Mr. Japp is Six Sigma Certified and has a B.Sc. in Electrical Engineering from Queen's University, Kingston, Canada.

Walter F. Schneider, President and CEO of Del Global, stated, "We are extremely pleased that Chris has joined Del Global, returning to his roots in medical imaging. He brings to Del Global an impressive combination of financial, sales, marketing and management expertise. We believe that these attributes, along with his extensive network of industry contacts and international business experience, will become powerful assets as Chris helps lead the development of our new global sales approach. I look forward to working closely with Chris, as well as devoting more time to overall strategy and company direction."

Global Sales Initiative

Del Global also announced that it has launched a new global strategy to more closely align the sales and marketing operations of Del Medical Imaging and Villa. In creating this global sales platform, Del Global believes that it can improve the market penetration of Del Medical Systems Group products in the global marketplace, increase overall product revenues, broaden product applications, and strengthen customer service.

Mr. Schneider commented, "Del Global has a leading position in both film screen imaging and the emerging digital market. Regarding the latter, fiscal 2005 sales of Del Global's digital products surpassed those in fiscal 2004. In addition, we possess a highly regarded brand portfolio, long-standing distributor relationships, manufacturing capabilities, and intellectual capital created by over 70 years of selling medical imaging systems worldwide. The commencement of this global sales initiative represents our commitment to leveraging these core competencies to create a single, cohesive, international sales and marketing organization. Despite the brand equity that both Del Medical Imaging and Villa have built in their respective markets, Del Medical Systems Group lacked a unified global strategy. We hope to change that by, among other actions, realigning sales compensation to reflect our global product catalog and focusing on systems sales.

"Appointing Chris Japp was the last required step before advancing this plan. In addition to Chris, over the next 12 months we plan on hiring regional managers to cultivate sales opportunities in areas of the world that we believe hold significant promise. This includes establishing Del Global's first-ever presence in Asia, the largest and fastest growing market for medical imaging products."

Mr. Schneider concluded, "We foresee a rising demand for lower cost medical equipment in both established markets and emerging nations around the world. Our fortified management team and the commencement of a global sales strategy should send a strong signal that Del Global is committed to strengthening its industry presence."

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Through its RFI subsidiary, Del Global manufactures electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.